                                                                 Exhibit 4.3 (b)



August 20, 1997


Outlook Group Corp.
Outlook Label Systems, Inc.
Outlook Foods, Inc.
Outlook Packaging, Inc.
1180 American Drive
Neenah, Wisconsin 54957


Re:  Waiver of and Amendment No. 3 to Loan and Security Agreement
     ------------------------------------------------------------

Ladies/Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement, dated as of November 5, 1996, as amended prior to the date hereof (as so amended, the "Loan Agreement"), and executed by and among Outlook Group Corp. (the "Parent"), Outlook Label Systems, Inc. ("Outlook Label"), Outlook Foods, Inc. ("Outlook Foods"), and Outlook Packaging, Inc. ("Outlook Packaging"; the Parent, Outlook Label, Outlook Foods and Outlook Packaging being herein collectively called the "Borrowers" and individually called a "Borrower"), and BankAmerica Business Credit, Inc. (the "Lender"). Certain capitalized terms used herein and not otherwise defined shall have the meaning attributed to them in the Loan Agreement.

The Lender and the Borrowers hereby agree as follows:

1. The Borrowers have provided the Lender with financial information which reflects that the following Events of Default have occurred under the Loan
     Agreement: (a) the Fixed Charge Coverage Ratio for the three consecutive fiscal quarter period ended May 31, 1997 was 1.16 to 1.0, which was less than the minimum Fixed Charge Coverage Ratio required under Section 10.21 of the Loan Agreement of 1.20 to 1.0; and (b) the Adjusted Tangible Net Worth as of May 31, 1997 was $32,833,000, which was less than the Adjusted Tangible Net Worth required under Section 10.23 of the Loan Agreement of $35,000,000.

     Subject to the conditions set forth in Paragraph 3 below, the Lender hereby waives the foregoing Events of Default with the understanding that the waivers are only applicable and shall only be effective in the specific instance and for the


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

                                                                 Exhibit 4.3 (b)


    specific purpose for which given and for the specific period made. The waivers are expressly limited to the facts and circumstances referred to herein and shall not operate (a) as a waiver of or consent to non-compliance with any other sections of the Loan Agreement, (b) as a waiver of, or a restriction on or prejudice with respect to, any right, power or remedy of the Lender under the Loan Agreement, or (c) as a waiver of or consent to any other Event of Default or Event under the Loan Agreement.

2.  The Loan Agreement is hereby amended as follows:

    a. The definition of "Adjusted Tangible Assets" appearing in Section 1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

                        "Adjusted Tangible Assets" means all of the Borrowers'
                  consolidated assets except: (a) goodwill; (b) assets of any Borrower constituting Intercompany Accounts; (c) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the Closing Date; and (d) promissory notes payable to any Borrower, including (i) promissory notes taken by such Borrower in payment of an Account, and (ii) that certain promissory note dated May 12, 1997 made by Barrier Films Corporation in favor of the Parent in the face principal amount of $2,300,000.

    b. The definition of "Fixed Charges" appearing in Section 1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

                        "Fixed Charges" means as to the Borrowers on a
                  consolidated basis, for any fiscal period, the sum of (i) interest expenses paid or payable in cash; (ii) scheduled installments of principal paid or payable with respect to Debt for borrowed money and Capital Leases; (iii) that portion of Capital Expenditures not financed by borrowings from third parties; (iv) income taxes paid or payable in cash; and (v) scheduled increases in the IRB Reserve of $142,857 per fiscal quarter.

    c. Subparagraph (b) of Section 3.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:


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
                                                                 Exhibit 4.3 (b)


                        (b)(i) The "Revolver Reference Margin" and "Revolver LIBOR Margin" mean per annum rates of interest charged in addition to the applicable Reference Rate or LIBOR Rate with respect to Revolving Loans. On the effective date of the Waiver and Amendment No. 3 to this Agreement, the Revolver Reference Margin and Revolver LIBOR Margin shall equal three-quarters of one percent (0.75%) and two and three-quarters percent (2.75%) respectively. Commencing with the first day of the month following the Lender's receipt of the Borrowers' financial statements for the fiscal quarter ending August 31, 1997, and prospectively, on the first day of each month following the Lender's receipt of the Borrowers' financial statements for each fiscal quarter thereafter, the Revolver Reference Margin and Revolver LIBOR Margin shall be subject to adjustment (up or down) based on the following grid:



If Borrowers'             The Revolver  The Revolver
Fixed Charge              Reference     LIBOR
Coverage Ratio is         Margin is     Margin is

Greater than 1.50 to 1.0  0.00%         2.00%

Less than or equal to
1.50 to 1.0, but greater
than 1.30 to 1.0          0.25%         2.25%

Less than or equal to
1.30 to 1.0, but greater
than 1.20 to 1.0          0.50%         2.50%

Less than or equal to
1.20 to 1.0, but greater
than 1.10 to 1.0          0.75%         2.75%

Less than or equal to
1.20 to 1.0               1.00%         3.00%


                        (ii) The "Term Reference Rate Margin" and "Term LIBOR Margin" mean per annum rates of interest charged in addition to the applicable Reference Rate or LIBOR Rate with respect to Term Loans. On the effective date of the Waiver and



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

                                                                  Exhibit 4.3(b)

                  Amendment No. 3 to this Agreement, the Term Reference Rate Margin and Term LIBOR Margin shall equal one and one-quarter percent (1.25%) and three and one-quarter percent (3.25%), respectively. Commencing with the first day of the month following the Lender's receipt of the Borrowers' financial statements for the fiscal quarter ending August 31, 1997, and, prospectively, on the first day of each month following the Lender's receipt of the Borrowers' financial statements for each fiscal quarter thereafter, the Term Reference Rate Margin and Term LIBOR Margin shall be subject to adjustment (up or down) based on the following grid:




If Borrowers'                 The Revolver    The Revolver
Fixed Charge                  Reference       LIBOR
Coverage Ratio is             Margin is       Margin is

Greater than 1.50 to 1.0      0.50%           2.50%

Less than or equal to
1.50 to 1.0, but greater
than 1.30 to 1.0              0.75%           2.75%

Less than or equal to
1.30 to 1.0, but greater
than 1.20 to 1.0              1.00%           3.00%

Less than or equal to
1.20 to 1.0, but greater
than 1.10 to 1.0              1.25%           3.25%

Less than or equal to
1.10 to 1.0                   1.50%           3.30%

    d. Section 10.19 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

                        10.19 Capital Expenditures. Borrowers and their Subsidiaries shall not make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrowers on a consolidated basis


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

                                                                 Exhibit 4.3 (b)


                   would exceed the following respective amounts in the following respective Fiscal Years: (i) $2,500,000 for the 1998 Fiscal Year; and (ii) $3,000,000 for the 1999 Fiscal Year and each Fiscal Year thereafter.

    e. Section 10.21 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

                        10.21 Fixed Charge Coverage Ratio. The Borrowers will maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for each period of four consecutive fiscal quarters (in each case taken as one accounting period) ending on the last day of each fiscal quarter of the Borrowers.

    f. Section 10.22 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

                        10.22 Debt Ratio. The Borrowers will not permit the ratio of Debt to Adjusted Tangible Net Worth to exceed 1.50 to 1.0 as at the last day of each fiscal quarter.

    g. Section 10l.23 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

                        10.23 Adjusted Tangible Net Worth. The Borrowers will maintain Adjusted Tangible Net Worth of not less than the following amounts during the following periods: (i) $27,500,000 for the period from and including the last day of the fiscal quarter ended in August, 1997 to but excluding the last day of the fiscal quarter ended in November, 1997;
                   (ii) $28,000,000 for the period from and including the last day of the fiscal quarter ended in November, 1997 to but excluding the last day of the fiscal quarter ended in May, 1998; (iii) $29,500,000 for the period from and including the last day of the fiscal quarter ended in May, 1998 to but excluding the last day of the fiscal quarter ended in February, 1999; and (iv) thereafter, increasing by the amount of $500,000 on the last day of the third fiscal quarter of each subsequent Fiscal Year.

3. The waivers of the Events of Default under the Loan Agreement set forth in Paragraph 1 above and the amendments to the Loan Agreement set forth in Paragraph 2 above shall be effective


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

                                                                 Exhibit 4.3 (b)


    upon the Lender's receipt of all of the following, each in form and substance satisfactory to the Lender:

    a. A counterpart original of this letter agreement duly executed by the Borrowers;

    b. A photocopy of a letter or other instrument duly executed by The State of Wisconsin Investment Board ("SWIB") relating to the Amended and Restated Note Purchase Agreement, dated as of November 5, 1996, as amended or otherwise modified prior to the date hereof, between the Parent and SWIB (the "Note Purchase Agreement"), pursuant to which SWIB shall have (i) waived the events of default that may have occurred under the Note Purchase Agreement as a result of the financial information described in Paragraph 1 above, and (ii) amended the Note Purchase Agreement in a manner consistent with the amendments to the Loan Agreement described in Paragraph 2 above; and

    c. A photocopy of all such other notices, consents and/or waivers that may be required to be delivered or obtained by the Borrowers in connection with the occurrence of the Events of Default under the Loan Agreement (including, without limitation, a waiver from General Electric Capital Corporation), all of which items shall reflect any necessary consents and/or waivers that are required to be obtained by the Borrowers with respect to such Events of Default.

4. The Borrowers shall pay to the Lender on demand all costs and expenses that the Lender pays or incurs in connection with the negotiation, preparation and consummation of this letter agreement and any and all matters incidental thereto, including, without limitation, attorneys' fees and disbursements which shall include the allocated costs of the Lender's in-house counsel fees and disbursements.

5. This letter agreement shall be deemed to have been made in the State of Illinois and shall be governed by and interpreted in accordance with the laws of such state, except that no doctrine of choice of law shall be used to apply the laws of any other state or jurisdiction.

6. This letter agreement may be executed by one or more of the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.




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

                                                                  Exhibit 4.3(b)


7. Except to the extent expressly waived or amended herein, the Loan Agreement and the other Loan Documents remain in full force and effect and are each hereby ratified and confirmed.

8. This letter agreement shall become effective in accordance with its terms upon its execution by the Lender and the Borrowers, whereupon each reference to the Loan Agreement in the Loan Agreement and in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

Please evidence the agreement of the Borrowers (as borrowers and as guarantors) with the terms of this letter agreement by signing in the spaces below.

Sincerely,

BANKAMERICA BUSINESS CREDIT, INC.


By: /s/ Thomas G. Sullivan
   ------------------------------
Name: Thomas G. Sullivan
     ----------------------------
Title: V.P.
      ---------------------------











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                                                                  Exhibit 4.3(b)


ACCEPTED AND AGREED
this 21st day of August, 1997:


OUTLOOK GROUP CORP.


By: /s/ Thomas C. Aschenbrenner
   ------------------------------
Name: Thomas C. Aschenbrenner
      ---------------------------
Title: CFO
      ---------------------------


OUTLOOK LABEL SYSTEMS, INC.


By: /s/ Thomas C. Aschenbrenner
   ------------------------------
Name: Thomas C. Aschenbrenner
     ----------------------------
Title: CFO
      ---------------------------


OUTLOOK FOODS, INC.


By: /s/ Thomas C. Aschenbrenner
   ------------------------------
Name: Thomas C. Aschenbrenner
     ----------------------------
Title: CFO
      ---------------------------


OUTLOOK PACKAGING, INC.


By: /s/ Thomas C. Aschenbrenner
   ------------------------------
Name: Thomas C. Aschenbrenner
     ----------------------------
Title: CFO
      ---------------------------








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